FOR IMMEDIATE RELEASE	Contacts:	Mike Smith, ADC Media Relations 952.917.0306 mike.smith.dir@adc.com

Mark Borman, ADC Investor Relations 952.917.0590 mark.borman@adc.com

ADC Plans Fiscal Year-end Change for 2009

MINNEAPOLIS – July 25, 2008 – ADC (NASDAQ: ADCT; www.adc.com) today announced that the company’s board of directors has approved a fiscal year-end change from Oct. 31 to Sept. 30. The change is scheduled for the company’s 2009 fiscal year beginning Nov. 1, 2008 and ending Sept. 30, 2009, and is being implemented to better align ADC’s financial reporting periods with those of the company’s telecommunications industry peers.

Financial results for ADC’s 2008 fiscal year will be reported as planned on Form 10-K after the company reports earnings for the fourth quarter ending Oct. 31, 2008.

“Our decision to change ADC’s fiscal year-end is driven primarily by our desire to report the company’s earnings during the same periods as other companies in the telecommunications industry,” said James G. Mathews, ADC’s Chief Financial Officer. “The move to a September 30 year-end is designed to make it easier for the investment community to compare ADC’s operational and financial results to those of our industry peers.”

ADC will continue to report its quarterly financial results on the current fiscal calendar through the third quarter of 2009, which ends on July 31, 2009. At that point, ADC will transition to the Sept. 30 year-end, which means that the fourth quarter of fiscal 2009 will be shortened to approximately two months. The Annual Report for 2009 will serve as the transition report for financial reporting purposes and will be filed within 60 days of the new Sept. 30 year-end.

ADC’s 2009 fiscal year Annual Report on Form 10-K will include audited statements of operations for the 11 months ended Sept. 30, 2009 and the 12 months ended Oct. 31, 2008 and 2007, respectively. In order to provide financial statement comparability for all of our stakeholders, we also plan to include an unaudited statement of operations for the 11 months ended September 30, 2008.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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